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                                                                   EXHIBIT 11.1

                   INTELLIQUEST INFORMATION GROUP, INC.
          STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)

                                                           FOR THE THREE MONTHS
                                                                   ENDED
                                                               MARCH 31, 1996
                                                              ----------------

Net income available to common stockholders....................    $  106
                                                                   ------
Weighted average shares outstanding:
  Common stock.................................................     2,917
  Common stock issued upon exercise of options granted through
   March 31, 1996(2)...........................................       189
  Common stock issued upon conversion of preferred stock upon
   closing of the initial public offering......................     1,853
  Common stock issued upon exercise of warrants upon closing
   of the initial public offering(2)...........................       236
                                                                   ------
Weighted average common shares and equivalents.................     5,195
                                                                   ------
Net income per share...........................................    $  .02
                                                                   ------
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(1) This exhibit should be read in conjunction with Note 3 of Notes to
    Condensed Consolidated Financial Statements.

(2) Stock options granted and warrants exercised, using the treasury stock method, have been included in the calculation of the common stock equivalent shares.